EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated August 20, 2009 and effective as of August 20, 2009 (the “Effective Date”), by and between EDUCATIONAL INVESTORS, INC., a Delaware corporation (“the Company”), and KELLIS VEACH, an individual residing at 10368 Canoe Brook Circle, Boca Raton, Florida 33498 (“the Executive”).

1.    Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment, for term commencing on Effective Date hereof and, subject to earlier termination as provided in Section 5 hereof, continuing through December 31, 2012 (the “Initial Term”); which Initial Term may be extended by mutual agreement of the Company and the Executive (such Initial Term, as the same may be so extended, being hereinafter sometimes called the “Term of Employment”).  The Executive shall perform the services specified herein, all upon the terms and conditions hereinafter stated.  This Agreement may be extended only upon the written consent of the parties hereto.

2.    Duties and Responsibilities.

a.         General.  The Executive shall serve as the Chief Financial Officer of the Company and shall have responsibility for the financial reporting and operation of the Company.  In addition, the Executive shall have such other duties as are normally associated with and inherent in the executive capacity in which the Executive will be serving or as may be delegated to the Executive by the Board of Directors of the Company (the “Board of Directors”).  The Executive also agrees to perform, without additional compensation (other than reimbursement of reasonable travel expenses), such services for any subsidiary or affiliate corporation of the Company and any successor-in-interest to the Company (together with the Company, hereinafter collectively called the “Company Group”), as the Board of Directors shall from time to time reasonably specify.

b.         Time.  The Executive shall devote the substantial portion of his business time, attention and energy to the Business (as defined herein) of the Company Group as necessary and appropriate to further the interests of the Company Group.

3.    Salary and Bonus.

a.           During the period commencing on the Effective Date and ending December 31, 2009, the Company shall pay to the Executive a salary at an annual rate of Seventy Thousand ($70,000) Dollars (the “Base Salary”).  Commencing January 1, 2010 or as soon as practicable thereafter, such Base Salary shall be increased to an annual amount which shall be commensurate with both (i) the trailing twelve-month consolidated pro-forma (based on acquisitions or other material events that may occur) earnings before interest, taxes, depreciation and amortization of intangible assets of the Company Group for the fiscal year ended December 31, 2009, and (ii) the then Business prospects of the Company Group, all as shall be determined by the independent members of the Board of Directors of the Company in the exercise of their reasonable discretion.  The Base Salary shall be payable in accordance with the regular payroll policies of the Company with respect to executive officers, in effect from time to time during the Term of Employment.  If the Executive’s Term of Employment shall be extended by mutual agreement of the parties beyond the Initial Term, the Base Salary shall be as mutually agreed between the Executive and the Company.  For the purpose of this Agreement, the term “independent members” shall mean the members of the Board of Directors other than the Executive or any other member thereof designated, directly or indirectly, by Sanjo Squared, LLC (“Sanjo”) pursuant to the terms of the Stockholders Agreement, dated the date hereof, among the Company, Sanjo and Kinder Investments, LP, or any other person who is an employee of the Company.

b.           In addition to the Base Salary, the Executive shall be entitled to receive an annual bonus (the “Bonus”) in such about as shall be determined in the sole discretion of the independent members of the Board of Directors of the Company following the end of each fiscal year of the Company Group.

4.    Incentive Awards and Fringe Benefits.

a.           Benefit Plans.  In addition to the other compensation payable to the Executive hereunder, and except as otherwise set forth herein, the Executive shall be eligible to participate in all pension, profit sharing, retirement savings plan, 401K or other similar benefit, medical, disability and other employee benefit plans and programs generally provided by the Company to its senior staff from time to time hereafter (other than those provided pursuant to separately negotiated individual employment agreements or arrangements), subject to, and to the extent the Executive is eligible, the respective terms of such benefit plans and programs.

b.           Expenses.  During the Term of Employment, the Company shall pay or reimburse the Executive, upon submission of appropriate documentation by him, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like incurred by him in the interest of the Business.

c.           Vacation.  The Executive shall be entitled to three weeks annual paid vacations per calendar year in accordance with Company policies.

d.           Insurance.  During the Term of Employment, the Executive shall be entitled to participate in any group insurance plan, including health insurance, term life insurance, and disability insurance policies (collectively, “Company Plans”) from time to time maintained by the Company; provided that such insurance can be obtained on economically reasonable terms. Should the Company not have an applicable Company Plan, the Executive shall be reimbursed for any economically reasonable medical insurance premiums paid by the Executive.

5.    Termination.

a.           Death. If the Executive shall die prior to the expiration of the Term of Employment, the Company shall have no further obligation hereunder to the Executive or his estate except to pay to the Executive’s estate the amount of the Executive’s Base Salary accrued to the date of his death, plus any accrued but unpaid Bonus for fiscal year(s) preceding the Executive’s death. Such payment shall be made promptly after the date of death to the Executive’s estate, except for payment of the current fiscal year Bonus which shall be made at the end of the fiscal year in which death occurred.

b.           Disability. If prior to the expiration of the Term of Employment, the Executive shall be prevented, during a continuous period of ninety (90) days (the “Disability Period”), from performing his duties by reason of “disability,” the Company may terminate this Agreement, in which event the Executive shall receive: (i) his Base Salary accrued to the date upon which any determination of disability shall have been made as hereinafter provided, which Base Salary payment may be reduced by the amount of any disability income payments the Executive may receive in connection with such occurrence of disability during the Disability Period under any policy or plan carried or maintained by or on behalf of the Company and under which the Executive is a beneficiary or participant, and (ii) any Bonus that would have been payable at the time of such termination for disability pursuant to Section 3(b). The Executive shall continue to have the right to receive benefits, if any, under any Company Plans, but only in accordance with the terms of such plan or policy as they apply to persons whose employment has been terminated as a result of an employee’s permanent disability.  Such payment shall be made to the Executive within five days of the end of the Disability Period, except for payment of the current fiscal year Bonus which shall be made at the end of the fiscal year in which the Disability Period arose.

For purposes of this Agreement, the Executive shall be deemed to have become disabled when the Board of Directors (excluding the Executive or any of his affiliates), upon the diagnosis of a reputable, licensed physician of the Company’s choice, in consultation with the Executive’s primary physician, shall have determined that the Executive shall have become unable to perform his duties under this Agreement, whether due to physical or mental incapacity or to infirmity caused by chronic alcoholism or drug use (excluding infrequent and temporary absences due to ordinary illness); provided that such incapacity shall have continued uninterrupted for a period of not less than ninety (90) days.

c.           Cause. Notwithstanding any other provision of this Agreement, if prior to the expiration of the Term of Employment, the Company shall have the right to discharge the Executive “for Cause,” as defined below, then this Agreement shall terminate effective upon such discharge, and upon such termination, the Company shall have no further obligation to the Executive or his estate, except that the Company will pay to the Executive, within thirty (30) days of such termination, or in the event of his subsequent death, his estate, an amount equal to the Executive’s Base Salary, as provided in Section 3 hereof, accrued to the date of termination.  In addition, the Executive shall not, after the date of termination, be entitled to receive benefits, if any, under any Company Plans. In the event of termination of the Executive’s employment for Cause, the Company shall not pay, and the Executive shall not be entitled to receive, any Bonus.

For the purposes hereof, the term “Cause” shall mean and be limited to a discharge resulting from any one of the following:

(i)           the Executive’s conviction of a felony or any other crime involving moral turpitude,

(ii)          a final determination by a court of competent jurisdiction that the Executive has breached his fiduciary duties to the Company, or

(iii)         the Executive’s breach of any of his material covenants and obligations under this Agreement or his willful failure or refusal to follow written lawful polices or directives established by the Board of Directors; provided that the Board of Directors shall have first given written notice thereof to the Executive on each occasion describing in reasonable detail the alleged material breach, failure or refusal, and such breach or willful failure or refusal to follow written lawful policies or directives shall remain uncured for a period of twenty (20) days following receipt of each such notice.

d.          Other Reasons for Termination.

(i)          By the Executive.

The Executive may terminate this Agreement prior to the end of the Term of Employment either (A) upon ten (10) days written notice with Good Reason (“Termination With Good Reason”), or (B) for any or no reason by providing three months’ advance written notice to the Company.

As used herein, the term “Good Reason” shall mean: (a) a material reduction in the scope of the Executive’s title, authority, duties or responsibilities in effect as of the Effective Date, which reduction has (i) not been approved in good faith and for proper business purposes by the Board of Directors, and (ii) is not remedied by the Company within twenty (20) days after notification to the Company containing a reasonably detailed description of such reduction; (b) a demand by the Company that the Executive relocate his principal residence, or (c) the Company’s breach of any material obligation owed to the Executive under this Agreement, including any salary or Bonus payment obligations; provided that the Executive has given the Company notice thereof describing in reasonable detail the alleged breach or failure, and the Company has failed to cure such breach or failure within a period of twenty (20) days following receipt of such notice.

(ii)         By the Company.

The Company may terminate this Agreement prior to the end of the Term of Employment, other than as provided in paragraphs (a), (b) and (c) of this Section 5, by providing three (3) months’ advance written notice to the Executive.

A termination initiated by the Company pursuant to paragraph (d)(ii) or the Executive pursuant to paragraph (d)(i)(B), shall be referred to as a “Termination Without Cause”.

In the event of a Termination Without Cause initiated by the Executive, the Company shall pay to the Executive, or in the event of his death, to his estate, the amount of the Executive’s Base Salary accrued to the date of termination.  In the event of a Termination Without Cause initiated by the Company or a Termination With Good Reason initiated by the Executive, the Company shall additionally pay to the Executive (i) any accrued but unpaid Bonus for fiscal year(s) preceding the fiscal year of termination, (ii) the Bonus that would have been paid to the Executive in the fiscal year in which his termination occurred, prorated as to the number of days the Executive was employed pursuant to this Agreement in the year of his termination, and (iii) an additional amount which shall be equal to the greater of (A) one-third (1/3) of the Base Salary which would have been paid to the Executive for the Term of Employment remaining uncompleted at the time of such termination, or (B) one full year’s Base Salary.  The amounts set forth in clauses (i) and (iii) above shall be paid in full within thirty (30) days of the date of termination, while the amount set froth in clause (ii) above shall be paid at the end of the fiscal year in which the Termination Without Cause occurred.  In the event of a Termination with Good Reason or a Termination Without Cause pursuant to Section 5(d)(ii), the Executive shall continue to have the right to receive benefits, if any, under any Company Plans, but only in accordance with the terms of such plan or policy as they apply to persons whose employment has been terminated without cause.

6.   Confidential Information.

a.           The Executive acknowledges that in the course of his employment with the Company he may receive certain information, knowledge and data concerning the Business of the Company Group and its affiliates or pertaining to any individual, firm, corporation, partnership, joint venture, business, organization, entity or other person which the Company Group may do business with during the Term of Employment, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Company Group and its and affiliates acquired in connection with your employment (hereinafter referred to collectively as "Confidential Information”), which the Company Group and its affiliates desire to protect.  The Executive understands that such Confidential Information is confidential, and he agrees not to reveal or disclose or otherwise make accessible such Confidential Information to anyone outside of the Company or any affiliate and their respective officers, employees, directors, consultants or agents, so long as the confidential or secret nature of such Confidential Information shall continue, whether or not he is employed by the Company.

b.           The Executive further agrees that during the Term of Employment and thereafter, he will not use such information in competing with the Company Group or any affiliate or for any other personal gain.  At such time as the Executive shall cease to be employed by the Company for whatever reason or at any other time the Company may reasonably request, he shall promptly deliver and surrender to the Company all papers, memoranda, notes, records, reports, sketches, specifications, designs and other documents, writings (and all copies thereof), and other property produced by him or coming into his possession by or through his employment hereunder and relating to the Confidential Information referred to in this Section 6 or otherwise to the Business, and the Executive agrees that all such materials will at all times remain the property of the Company.

7.   Agreement Not to Compete and Not to Solicit.

a.           Agreement Not to Compete.  For so long as the Executive shall be employed with the Company and, subject to the payment of the Non-Compete Consideration, for a period of two (2) years after any termination of such employment for any reason except pursuant to Section 5(d)(ii), except as may be specifically permitted by the independent members of the Board of Directors, the Executive shall not be engaged, directly or indirectly, whether as an officer, employee, director, stockholder, partner, joint venturer or other participant, in any other business activity which would be competitive with the Business or any other business conducted by the Company Group during the Term of Employment; provided that the Executive shall be permitted to own or acquire up to five percent (5%) of the outstanding capital stock or equity of any publicly traded corporation or other Person that engages in a business in competition with the Business of the Company.

b.           As used herein, the term “Business” shall mean and include the collective reference to the ownership and operation of businesses that provide instruction and academic, financial or vocational educational services to consumers, whether through lectures, on-line Internet courses or classroom streaming, or textbooks.  The term “Non-Compete Consideration” shall mean the annualized Base Salary of the Executive immediately preceding termination of employment.

c.           It is expressly agreed that if any restrictions set forth in Section 7(a) are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business or geographical scope of such restrictions to any portion of the business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

d.           Agreement Not to Solicit.  For so long as the Executive shall be employed with the Company and for a period of three (3) years following the termination of this Agreement for any reason, the Executive agrees that he will not, either directly or indirectly, through any person, firm, association, corporation, partnership, agency or other business entity or person with which he is now or may hereafter become associated, (i) cause or induce any present or future employee of the Company Group to leave the employ of the Company or any affiliate to accept employment with the Executive or with such person, firm, association or corporation, agency or other business entity or (ii) solicit any person or entity which is a customer of the Company Group for the purpose of directly or indirectly furnishing services competitive with the Company Group.

8. Specific Performance.  The Executive acknowledges that a remedy at law for any breach or attempted breach of Section 6 or Section 7 of this Agreement may be inadequate, agrees that the Company shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

9. Severability. In case of any term, phrase, clause, paragraph, section, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several, and shall not defeat or impair the remaining provisions hereof.

10. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Executive.

11. Assignment; Binding Affect. This Agreement may not be assigned under any circumstances by either party.  Neither the Executive nor his estate shall have any right to commute, encumber or dispose any rights to receive payments hereunder, it being agreed that such payment and the right thereto are nonassignable and nontransferable.  Subject to the provisions of this Section 11, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Executive’s heirs and personal representatives, and the successors and assigns of the Company.

12. Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

13.  Entire Agreement; Amendment; Governing Law. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby.  Only an instrument in writing executed by the parties hereto may amend this Agreement.

14.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Federal or state court located in the Borough of Manhattan in the City and State of New York and the parties hereto consent to jurisdiction before and waive any objections to the venue of such Federal and New York courts.  The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

15.  Attorneys’ Fees.  In the event that any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding.

16. Headings.  All descriptive headings of the several Sections or paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. Facsimile and pdf signatures hereto shall have the same validity as original signatures hereto.

18. Representations and Warranties. (a) Executive represents and warrants to Company that (i) Executive is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of his duties hereunder, (ii) Executive has no physical or mental disability that would hinder his performance of his duties under this Agreement, and (iii) he has had the opportunity to consult with an attorney of his choosing in connection with the negotiation of this Agreement.

19. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the Executive at his residence (as set forth in Company’s corporate records) or to the Company at its principal office and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified mail or one (1) business day after deposit with an overnight courier.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.

EDUCATIONAL INVESTORS, INC.

By:	/s/ Joseph Bianco
Name: Joseph Bianco
Title: Chairman and CEO

EXECUTIVE:

/s/ Kellis Veach
Kellis Veach